Exhibit 23.0
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-79703) of UCBH Holdings, Inc. of our report dated March 15, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the section entitled “Restatement of the Consolidated Statement of Cash Flows” included in Note 1, as to which the date is November 16, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
November 16, 2006